November 30, 2006

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, New York 10010

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Standard & Poor’s Ratings Services,

a division of The McGraw-Hill Companies, Inc.

55 Water Street

New York, New York 10041

Fitch Ratings

One State Street Plaza

New York, New York 10004

Moody’s Investors Service, Inc.

99 Church Street

New York, New York 10007

Dominion Bond Rating Service, Inc.

55 Broadway, 28th Floor

New York, NY 10006

Re:

Asset Backed Securities Corporation

Home Equity Loan Trust, Series AMQ 2006-HE7

Asset Backed Pass-Through Certificates, Series AMQ 2006-HE7

Ladies and Gentlemen:

We have acted as counsel for Asset Backed Securities Corporation, a Delaware corporation (the “Depositor”), in connection with the issuance of the Asset Backed Pass-Through Certificates of the above-referenced series (the “Certificates”).  The Class A1, Class A2, Class A3, Class A4, Class A5, Class M1, Class M2, Class M3, Class M4, Class M5, Class M6, Class M7, Class M8, Class M9, Class M10, Class M11, Class P and Class X Certificates are referred to herein as the “Regular Interest Certificates.”

The Certificates will represent the entire beneficial ownership interest in the Asset Backed Securities Corporation Home Equity Loan Trust, Series AMQ 2006-HE7 (the “Trust Fund”) to be created pursuant to a Pooling and Servicing Agreement dated as of November 1, 2006 (the “Pooling and Servicing Agreement”), among the Depositor, DLJ Mortgage Capital, Inc., as seller, U.S. Bank National Association, as trustee (the “Trustee”), Select Portfolio Servicing, Inc., as servicer (the “Servicer”) and OfficeTiger Global Real Estate Services Inc. (f/k/a MortgageRamp, Inc.), as loan performance advisor.  The assets of the Trust Fund will consist primarily of a pool of conventional fixed-rate and adjustable-rate mortgage loans (the “Mortgage Loans”) secured by first and second liens on residential properties.  Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

In arriving at the opinions expressed below, we have examined such documents and records as we have deemed appropriate, including the following:

(1)

Signed copy of the Registration Statement on Form S-3 (File No. 333-131465) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on February 1, 2006, together with each amendment thereto the “Registration Statement”).

(2)

The prospectus relating to the Offered Certificates, dated November 29, 2006 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated November 29, 2006 (the “Prospectus Supplement”), in the form to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Base Prospectus, as supplemented by the Prospectus Supplement, the “Prospectus”).

(3)

The free writing prospectus relating to the Offered Certificates (the “Free Writing Prospectus”).  The Pooling and Servicing Agreement (together with the Prospectus and the Free Writing Prospectus, the “Documents”).

(4)

A specimen Certificate of each Class of Certificates.

In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below.  Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.  Our opinions are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Documents other than those contained in the Documents.  Furthermore, our opinions are based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon statements and representations of the responsible officers and other representatives of the Depositor and of public officials and agencies.  We have, for purposes of rendering the opinions, also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Certificates.

______________________________________

The advice below was not written to be used, is not intended to be used, and cannot be used by any taxpayer for purposes of avoiding United States federal income tax penalties that may be imposed.  The advice is written to support the promotion or marketing of the transaction.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

We provided the foregoing disclaimer to satisfy obligations we have under Circular 230, governing standards of practice before the Internal Revenue Service.

_______________________________________

Based upon and subject to the foregoing, we are of the opinion that, as of the Closing Date:

(1)

Each REMIC created pursuant to the Pooling and Servicing Agreement will qualify as a REMIC within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”), assuming (i) an election is made to treat the assets of each REMIC as a REMIC, (ii) compliance with the Pooling and Servicing Agreement, and (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder;

(2)

The Regular Interest Certificates (exclusive of any right of the holder of such Certificates to receive (or any obligation to make) payments that would result in an interest rate in excess of the REMIC Maximum Rate) represent ownership of regular interests in the Master REMIC;

(3)

The Class R Certificates represent ownership of the sole class of residual interest in each REMIC created pursuant to the Pooling and Servicing Agreement;

(4)

Each of the Supplemental Interest Trust and the Net WAC Reserve Fund qualifies as an “outside reserve fund” within the meaning of Treasury regulation section 1.860G-2(h);

(5)

The statements in the Base Prospectus and the Prospectus Supplement under the headings “Material Federal Income Tax Considerations” and “Federal Income Tax Consequences,” as applicable, to the extent that they constitute matters of federal law or legal conclusions with respect thereto, are correct in all material respects; and

(6)

The statements in the Base Prospectus and the Prospectus Supplement under the headings “ERISA Considerations,” to the extent that they constitute matters of federal law or legal conclusions with respect thereto, have been reviewed by us and are correct in all material respects.

The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time.  Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based.  The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the documents relating to the transaction.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States.  This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so.

This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein.  This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.  We confirm, however, that we are placing no limitation on disclosure of the tax treatment or tax structure of the transaction that is the subject of this opinion.

Very truly yours,

105089